EXHIBIT 99
Applied Industrial Technologies Reports
Record 4th Quarter and Year-end Results
- 4th quarter earnings per share up 27.3% on 4.7% sales gain
- Fiscal 2007 earnings per share up 22.9% on 6.0% sales gain
CLEVELAND, Ohio, August 9, 2007 — Applied Industrial Technologies (NYSE: AIT) today reported record sales and earnings for its fourth quarter and fiscal 2007 year ended June 30. Fiscal 2007 sales increased 6.0% to $2,014,109,000 from $1,900,780,000 in fiscal 2006. Net income for the year rose 19.0% to $86,022,000 versus $72,299,000 in the previous year. Earnings per share for the year increased 22.9% to $1.93 compared with $1.57 last year.
Net sales for the fourth quarter increased 4.7% to $528,025,000 from $504,197,000 in the comparable period a year ago. Net income for the quarter increased 22.2% to $24,640,000 compared to $20,165,000 last year. Fourth quarter earnings per share increased 27.3% to $0.56 from $0.44 last year.
Commenting on results, Applied Chairman & Chief Executive Officer David L. Pugh said, “Fiscal 2007 was a record sales year for Applied, though the economic expansion was less robust than it was a year ago. The current slump in the housing industry has impacted some of our key related markets, as has the sluggish performance by the automobile manufacturing sector. Offsetting the slowdown in sales growth, we have had good focus on operating fundamentals.
“Our operating margin increased from 6.1% last year to 6.7% in fiscal 2007. Combined with appropriate asset control, this allowed us to once again generate significant cash flow, giving us a strong balance sheet with which to pursue other strategic growth opportunities. As certain segments of the economy improve, we believe we are in a strong position to leverage sales gains into even stronger earnings performance.
“Looking ahead, we expect to continue our growth in fiscal 2008 and achieve earnings of $2.05 to $2.15 per share on sales of $2.10 to $2.18 billion.”
During 2007, the Company purchased 1.4 million shares of the Company’s common stock on the open market for approximately $34 million. These shares represent approximately 3% of the shares outstanding. At June 30, 2007, the Company had remaining authorization to repurchase 1.5 million shares on the open market.

Applied will host its fourth quarter conference call for investors and analysts at 4 p.m today. The call will be conducted by Chairman & CEO David L. Pugh, President Bill L. Purser, Executive Vice President & COO Ben Mondics, and CFO Mark O. Eisele. To join the call, dial 1-800-818-5264, or use the live audio webcast accessible at http://www.Applied.com. A replay of the teleconference will be available August 9 — 23 by dialing 1-888-203-1112, passcode 1941226.
The Company will hold its Annual Meeting of Shareholders at 10:00 a.m., Tuesday, October 23, 2007, at its Corporate Headquarters, One Applied Plaza (E. 36th & Euclid Avenue), Cleveland, Ohio. August 27, 2007, is the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.
With 445 facilities and 4,600 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2007, Applied posted sales of $2.0 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “believe,” “expect” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information, contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in Thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net Sales	$528,025	$504,197	$2,014,109	$1,900,780
Cost of sales	385,830	370,828	1,466,057	1,386,895

	142,195	133,369	548,052	513,885
Selling, distribution and administrative expenses	103,595	102,878	413,041	398,293

Operating Income	38,600	30,491	135,011	115,592

Interest expense, net	354	474	2,360	3,210

Other (income) expense, net	(82)	(148)	(1,179)	(717)

Income Before Income Taxes	38,328	30,165	133,830	113,099

Income Tax Expense	13,688	10,000	47,808	40,800

Net Income	$24,640	$20,165	$86,022	$72,299

Net Income Per Share — Basic	$0.57	$0.45	$1.97	$1.62

Net Income Per Share — Diluted	$0.56	$0.44	$1.93	$1.57

Average Shares Outstanding — Basic	43,089	44,623	43,630	44,620

Average Shares Outstanding — Diluted	43,935	45,775	44,495	46,180

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Cost of sales for interim financial statements are computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventory and the effect of year-end inventory quantities on LIFO costs. Reductions in year end inventories during the fiscal year ended June 30, 2006 resulted in liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years. The effect of these liquidations for the year ended June 30, 2006 increased gross profit by $1,647, net income by $1,013 and diluted net income per share by $0.02, respectively. There were no LIFO layer liquidations for fiscal 2007 and 2005.
(2) The Company’s $50 million in senior unsecured term notes mature in December 2007 and have been classified as a current liability as of June 30, 2007.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	June 30,	June 30,
	2007	2006
Assets
Cash and cash equivalents	$119,665	$106,428
Accounts receivable, net of allowances of $6,134 and $6,000	248,698	231,524
Inventories	199,886	190,537
Other current assets	32,284	29,955

Total current assets	600,533	558,444
Property — net	67,788	70,794
Goodwill	57,550	57,222
Other assets	51,498	44,211

Total Assets	$777,369	$730,671

Liabilities
Accounts payable	$97,166	$109,440
Long-term debt payable within one year	50,395
Other accrued liabilities	87,449	78,991

Total current liabilities	235,010	188,431
Long-term debt	25,000	76,186
Other liabilities	66,376	51,232

Total Liabilities	326,386	315,849

Shareholders’ Equity	450,983	414,822

Total Liabilities and Shareholders’ Equity	$777,369	$730,671

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In Thousands)

	Year Ended June 30,
	2007	2006
Cash Flows from Operating Activities
Net income	$86,022	$72,299
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	13,489	13,128
Share-based compensation and amortization of intangibles	3,972	3,710
Gain on sale of property	(334)	(294)
Treasury shares contributed to employee benefit and deferred compensation plans	1,921	8,937
Changes in operating assets and liabilities, net of effects from acquisition of business	(28,392)	(30,089)
Other	(5,753)	2,162

Net Cash provided by Operating Activities	70,925	69,853

Cash Flows from Investing Activities
Property purchases	(11,192)	(11,057)
Proceeds from property sales	1,275	1,244
Net cash paid for acquisition of businesses, net of cash acquired		(27,672)
Deposits and other	(302)	(429)

Net Cash used in Investing Activities	(10,219)	(37,914)

Cash Flows from Financing Activities
Purchase of treasury shares	(33,988)	(54,778)
Dividends paid	(20,970)	(17,973)
Excess tax benefits from share-based compensation	3,885	16,400
Exercise of stock options	2,663	2,569

Net Cash used in Financing Activities	(48,410)	(53,782)

Effect of Exchange Rate Changes on Cash	941	1,135

Increase (decrease) in cash and cash equivalents	13,237	(20,708)

Cash and cash equivalents at beginning of period	106,428	127,136

Cash and Cash Equivalents at End of Period	$119,665	$106,428